EXHIBIT 99.1

NEWS RELEASE

For release May 3, 2005

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION REPORTS

EARNINGS OF $0.29 PER SHARE FOR FIRST QUARTER OF 2005

SANTA MONICA, California – (May 3, 2005) – For the first quarter ended March 31, 2005 and based on a weighted average of 46,876,000 fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) today announced unaudited net income of $13,614,000, or $0.29 net income per share available to common stockholders.

Commenting on Anworth’s operations, Lloyd McAdams, Anworth’s Chairman of the Board, President and Chief Executive Officer, stated, “Compared to the fourth quarter of 2004, net income per share was basically unchanged. This occurred largely because the benefits from reduced expense of premium amortization and increased return on equity at our Belvedere subsidiary together offset the reduction in income from agency mortgage-backed securities financing costs rising more than the related coupon income.”

As of March 31, 2005, total assets were $7.794 billion of which approximately 62% were related to Agency MBS and 38% were related to our residential real estate loan portfolio.

Agency mortgage-backed securities held were allocated as follows: 31% agency ARMs, 64% agency hybrid ARMs, 4% agency fixed-rate mortgage-backed securities and less than 1% agency floating-rate CMOs.

At March 31, 2005, the weighted average coupon of our agency mortgage-backed securities was 4.33% compared to 4.28% at year end. At quarter end, the Agency MBS unamortized premium was $107 million, or 2.3% of the par value. During the quarter, the expense of amortizing the agency securities premium (based on prepayments and scheduled payments) was $9.15 million compared to $10.4 million during the fourth quarter 2004. During the quarter ended March 31, 2005, the constant prepayment rate (“CPR”) of the agency mortgage-backed securities was 27%. For the agency ARM and hybrid assets, the weighted average term to the next interest rate reset date was 18 months.

Relative to the Company’s Agency MBS portfolio at quarter end, the outstanding repurchase agreement balance was $4.3 billion with an average interest rate of 2.61% and an average maturity of 144 days. After adjusting for collateralized interest rate swap transactions, the average interest rate was 2.66% with an average maturity of 252 days. For the quarter ended March 31, 2005, the yield on average agency earning assets after amortization of premium was 3.41%, while the average cost of funds was 2.44%, resulting in an interest rate spread of 0.97%.

During the first quarter of 2005, Anworth’s average equity investment in Belvedere was $96 million and the investment at quarter end was $96 million. At quarter end, Belvedere’s residential mortgage loans held for securitization were $12 million and securitized mortgage loans were $2.9 billion. Belvedere earned $3.1 million during the first quarter, which represents approximately a 12.7% annual return on average equity. At March 31, 2005, the average FICO score of our loan portfolio was 724 and the average LTV was 72%.

During the quarter ended March 31, 2005, the CPR of the mortgage-related assets held by Belvedere was 15% and the weighted average coupon on its mortgage-related assets was 4.76%. The average cost of Belvedere’s mortgage-related assets was 101.6%.

Commenting on Belvedere’s recent activity, Lloyd McAdams stated, “We continue to be pleased with the results achieved by our Belvedere management team and believe that this organization will continue to increase its efficiency, profits and reputation as it grows in size and scale. During the first quarter, we completed a $912 million loan securitization through our BellaVista affiliate.”

Anworth’s total stockholders’ equity at March 31, 2005 was $527 million, consisting of preferred stockholders’ equity of approximately $44 million and common stockholders’ equity of approximately $483 million. Based on 47,160,000 shares of common stock outstanding at March 31, 2005, the book value per common share was $10.25 and after accounting for the first quarter dividend of $0.27 which was declared after quarter-end, the book value per share was $9.98 per share which is 3% less than the comparable book value per common share of $10.31 on December 31, 2004.

Average common stockholders’ equity for the quarter was $483 million. The return on average common stockholders’ equity for the quarter was 11.3% on an annualized basis.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Agency mortgage-backed securities:
Agency mortgage-backed securities pledged to counterparties at fair value	$4,510,946	$4,362,779
Agency mortgage-backed securities at fair value	271,026	225,762

	$4,781,972	$4,588,541
Other mortgage-backed securities pledged to counterparties at fair value	59,147	63,470
Residential real estate loans	2,879,583	2,628,334
Allowance for loan losses	(888)	(591)
Cash and cash equivalents	24,958	3,042
Restricted cash	1,250	1,250
Interest and dividends receivable	30,983	28,141
Derivative instruments at fair value	11,361	6,399
Prepaid expenses and other	5,982	484

	$7,794,348	$7,319,070

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$28,237	$23,244
Repurchase agreements (Anworth Mortgage)	4,323,865	4,172,930
Repurchase agreements (Belvedere Trust)	568,888	544,506
Whole loan financing facilities	11,683	556,233
Mortgage-backed securities issued	2,259,808	1,494,851
Trust preferred securities issued	36,250	—
Derivative instruments at fair value	523	2,278
Dividends payable	868	12,924
Accrued expenses and other	36,605	4,837

	$7,266,727	$6,811,803

Minority interest	367	231
Stockholders’ equity:
Series A cumulative preferred stock, par value $.01 per share, liquidation preference $25.00 per share; authorized 20,000 shares; 1,761 and 1,101 shares issued and outstanding, respectively	18	11
Common stock, par value $.01 per share; authorized 100,000 shares; 47,160 and 46,497 issued and outstanding, respectively	472	465
Additional paid-in capital	583,274	560,745
Accumulated other comprehensive loss consisting of unrealized losses	(58,557)	(42,598)
Accumulated deficit	2,623	(10,991)
Unearned restricted stock	(576)	(596)

	527,254	507,036

	$7,794,348	$7,319,070

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	December 31, 2004
	(unaudited)
Interest income net of amortization of premium and discount	$66,440	$52,506
Interest expense	(48,763)	(36,088)

Net Interest income	17,677	16,418
Gain on sale of securities	—	70
Net gain (loss) on derivative instruments	—	(1)
Expenses:
Compensation and benefits	(877)	(730)
Incentive compensation	(772)	(609)
Provision for loan losses	(297)	(356)
Other expenses	(1,113)	(1,177)

Total expenses	$(3,059)	$(2,872)

Income from operations before income taxes and minority interest	14,618	13,615

Income taxes	—	79
Minority interest in net income of a subsidiary	(136)	(118)

Net income	$14,482	$13,576

Dividend on Series A cumulative preferred stock	$(868)	$(369)
Net income available to common stockholders	$13,614	$13,207

Basic earnings per share available to common stockholders	$0.29	$0.29

Average number of shares outstanding	46,839	46,383

Diluted earnings per share available to common stockholders	$0.29	$0.28

Average number of diluted shares outstanding	46,876	46,434

Dividends declared per preferred share	$0.539063	$0.335417

Dividends declared per common share	$—	$0.27